Exhibit 4.29

Signature Version

SIMPLE CREDIT OPENING AGREEMENT; WITH JOINT OBLIGOR; TRUST GUARANTEE, ENTERED INTO BY:

A).- ADMINISTRADORA DE SOLUCIONES, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, MULTIPURPOSE FINANCIAL ENTITY, UNREGULATED ENTITY, hereinafter referred to as "the lender," henceforth referred to as "FÍNAMO."
B).- On the other hand, MURANO P.V., SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, referred to as "the borrower," hereinafter referred to as "THE CLIENT."

C).- On the other hand, MR. ELÍAS SACAL CABABIE REPRESENTED IN THIS ACT BY MARCOS SACAL COHEN, as "the joint obligor," hereinafter referred to as "THE JOINT OBLIGOR."

D E C L A R A T I O N S

I.	DECLARES "FÍNAMO" AS FOLLOWS:

I.1.- That it is a legal entity duly constituted in accordance with Mexican laws, according to public deed number 14,805 (fourteen thousand eight hundred five), volume LI (fifty-first), dated March 5th, 2010 (two thousand ten), granted before the notary public Gerardo Gaxiola Díaz, Notary Public number 167 (one hundred sixty-seven), of the state of Sinaloa, and registered under electronic mercantile folio number 79554-1 in the public registry of commerce of Culiacán, Sinaloa.

I.2.- That its legal representative is present in this act, with the necessary powers to bind its represented party to the terms of this contract, which have not been revoked, modified, or limited in any way as of the date, according to public deed 27,302 (twenty-seven thousand three hundred two), volume XCIII (ninety-third), dated April 26th, 2022 (two thousand twenty-two), granted before the notary public Gerardo Gaxiola Díaz, Notary Public number 167 (one hundred sixty-seven) of the state of Sinaloa.

I.3.- That the address of its headquarters is Calle Alfonso G Calderón Velarde number 2656 (two thousand six hundred fifty-six), interior 11 (eleven), Desarrollo Urbano 3 Ríos, Culiacán de Rosales, Sinaloa C.P. 80020.

I.4.- That it does not require authorization from the Ministry of Finance and Public Credit for its constitution and operation as a Multiple Purpose Financial Entity and is subject to supervision and oversight by the National Banking and Securities Commission solely for the purposes of Article 56 of the General Law of Credit Organizations and Auxiliary Activities. Likewise, it has the authorizations of its respective internal organs and does not require the consent or authorization of any natural or legal person or authority for the execution and fulfillment of this contract.

I.5.- Its website is www.finamo.mx.

II.	DECLARES "THE CLIENT," UNDER OATH OF TRUTH:

II.1.- That it is a variable capital stock corporation duly and validly constituted in accordance with the laws of the United Mexican States and with domicile for the purpose of hearing and receiving all kinds of notifications at Bucareli number 42 office 101, Colonia Centro, Cuauhtémoc, Mexico City, Postal Code 06040.

II.2.- That it is duly constituted in accordance with Mexican laws, as described in public deed number 13,744, granted before the lawyer José Luis Reyes Vázquez, holder of notary number 31 of Nayarit, on February 18th, 2014, duly registered before the Public Registry of Property and Commerce of Mexico City, under electronic mercantile folio number 514303 dated May 7th, 2014.

II.3.- That its attorney-in-fact is present in this act, with the necessary powers to bind its represented party to the terms of this contract, which have not been revoked, modified, or limited in any way as of the date, according to public deed 13,744, granted before the lawyer José Luis Reyes Vázquez, holder of notary number 31 of Nayarit, on February 18th, 2014, duly registered before the Public Registry of Property and Commerce of Mexico City, under electronic mercantile folio number 514303 dated May 7th, 2014.

II.4.- That it will allocate the amount of the credit to invest capital in different affiliates and subsidiaries of the Murano Group to which "THE CLIENT" belongs, with the purpose that they can carry out the completion of the constructions and equipment of the first phase of the tourist project called "Grand Island" in the State of Quintana Roo (hereinafter referred to as the "Project").

II.5.- That it has sufficient economic solvency to undertake, in terms of the law, the payment of the credit specified in this contract.

II.6.- That communications via email should be addressed to the following accounts: Attention: Edgar Armando Padilla Pérez, Marcos Cohen, Laura Isabel Castillo Solis, and Leonel Martínez Basulto. Email addresses: edgar@bvg.com.mx, marcos@murano.com.mx, lauracastillo@murano.com.mx, and leonelmartinez@murano.com.mx.

II.7.- That "FÍNAMO" has informed them of the "CAT," the Total Annual Cost of financing expressed in annual percentage terms that, for informational and comparison purposes, incorporates all costs and expenses inherent in the credits.

III.- DECLARES "THE JOINT OBLIGOR," REPRESENTED IN THIS ACT BY MARCOS SACAL COHEN, UNDER OATH OF TRUTH:

III.1.- That he has sufficient economic solvency to undertake, in terms of the law, the joint and direct payment of the credit and its accessories, specified in this contract, at the time any of the early termination causes are perfected, in the amount resulting from applying the rates, charges, and costs detailed below, as of the maturity date.

III.2.- That his address is Av. Paseo de las Palmas # 1270, Lomas de Chapultepec VIII Sección, Miguel Hidalgo, Mexico City, Postal Code 11000.

III.3.- That he is of legal age with full capacity to bind himself in terms of this contract.

III.4.- That the attorney-in-fact, Marcos Sacal Cohen, has the sufficient and necessary powers and faculties to execute this contract, as stated in public deed number 13,262 dated July 13th, 2020, granted before the notary public Guillermo Loza Ramírez, holder of notary number 10 of Nayarit, which have not been revoked, modified, or limited in any way up to this date.

IV.	DECLARE "THE PARTIES":

IV.1.- That it is their free and spontaneous will to be bound by the terms and conditions established below:
CLAUSES

CHAPTER ONE, FINANCIAL CLAUSES
FIRST.- CREDIT OPENING.- By means of this instrument, "FÍNAMO" grants to "THE CLIENT" a credit in the form of a simple credit opening for the amount of $100,000,000.00 (One hundred million pesos 00/100 M.N.); in which amount the interests, expenses, taxes, commissions, and other benefits that "THE CLIENT" must pay to "FÍNAMO" in accordance with this contract are not included.

SECOND.- CREDIT DISBURSEMENT.- "FÍNAMO" undertakes to disburse to "THE CLIENT" the amount of the granted credit minus the commissions, charges, and deductions agreed upon in this contract no later than within the next banking business day after "FÍNAMO" receives from "THE CLIENT" the written disbursement request based on the format attached hereto as Annex "Disbursement Request" (hereinafter, the "Disbursement Request"). The Disbursement Request must contain the date, amount, and bank account to which the credit disbursement should be made. The foregoing, understanding that the credit granted under this contract may be disbursed to "THE CLIENT" in one disbursement, each through the delivery of the corresponding disbursement request.

THIRD.- DESTINATION OF THE CREDIT.- "THE CLIENT" undertakes to invest the amount of the granted credit to provide sufficient resources to its affiliates and subsidiaries so that they can carry out the completion of the constructions and equipment of the first phase of the project, undertaking "THE CLIENT" to credit said investment to "FÍNAMO" when requested, provided that a reasonable period has elapsed to carry out the disbursement of resources in accordance with the existing work program for the Project.

In the event that "THE CLIENT" does not invest or credit having invested the amount of the granted credit, "FÍNAMO" shall have the right to demand the early maturity of the term of this contract.

FOURTH.- COMMISSIONS.- THE CLIENT undertakes to pay "FÍNAMO" a commission for the opening of the credit of 3.5% (Three point five percent) in relation to the amount of credit granted, which will be charged in the immediate payment period following the day the situation referred to occurs.
FIFTH.- ORDINARY AND DEFAULT INTERESTS.- "THE CLIENT" undertakes to pay "FÍNAMO," without prior notice, ordinary interests on outstanding balances at the fixed rate of 22% (twenty-two percent) per annum. Interests will be calculated on the basis of 360 days per year, accruing on outstanding balances and for the days of the monthly accrual period. Ordinary interests will be paid according to the payment schedule included in the following clause.

In the event that "THE CLIENT" defaults on the timely fulfillment of its payment obligations under this Contract, it undertakes to pay "FÍNAMO" default interests on outstanding balances, which will accrue daily from the due date until their total payment, at an annual interest rate equivalent to 36% (thirty-six percent).

The default interest rate will also apply to the amount of other patrimonial obligations of "THE CLIENT" that are not for principal or interests if they are not met in the terms agreed in this Contract.

SIXTH.- EXPENSES AND FEES.- All expenses, taxes as required by law, the fees of the notary public before whom this instrument will be ratified, will be deducted from the amount of the credit, appraisals of the granted guarantees, insurance of movable and immovable properties granted as collateral, establishment of trust in case, as well as those incurred by its forced execution, will be borne by "THE CLIENT."

SEVENTH: TERM OF THE CREDIT, AMORTIZATION, FORM OF PAYMENT, AND/OR PLACE OF PAYMENT.- This contract will have a term of 6 (Six) months, and principal and interest payments will be made according to the Annex "Amortization Table."

The Parties agree that this contract will not terminate until "THE CLIENT" has fulfilled its payment obligations contained therein, without being extendable, therefore obligating "THE CLIENT" in favor of "FÍNAMO" to pay for the granted credit, ordinary interests, and, if applicable, default interests, commissions, and other charges agreed upon in this contract, without the need for prior request or any interpellation, on the dates and amounts described in the Annex "Amortization Table" of this contract, and obligating "THE CLIENT" to pay in the following manner:
A) By bank transfer.
B) Payment by direct debit.

The payment will be credited according to the payment method used as follows:
ii) Payment with a check from the same bank as "FÍNAMO's" bank account is credited on the same day as the payment.
iii) Payment with checks from other banks is credited on the next business day; if the deposit is made after 4:00 p.m., it will be credited on the second business day.
iv) Electronic fund transfers, if through the Interbank Electronic Payments System (SPEI), it will be credited on the same day, if it is through each bank's transfer system ("online banking"), it will be credited on the next business day.

"THE CLIENT" acknowledges that it has received all necessary information and has no doubts about the forms and places to make the payment. Likewise, it is aware that any amount paid under this contract must be made in the legal currency of the United Mexican States.

EIGHTH.- DIRECT DEBIT: Both parties agree that since "THE CLIENT" has authorized the direct debit service to the receiving bank account, "THE CLIENT" must ensure that the domiciled account will always have the necessary funds to make the payment on the dates and amounts agreed upon in this document as indicated in the Annex "Amortization Table" of this contract.

In the event that the account does not have sufficient funds to fulfill the installment plus the ordinary interests, "THE CLIENT" authorizes "FÍNAMO" to make any necessary debit attempts at any time to cover the debt, including principal, ordinary interests, default interests, and collection expenses as applicable.

If the domiciled account does not have the necessary funds to make the payment, "THE CLIENT" must notify "FÍNAMO" of the situation in advance, and must make the payment on the dates and amounts agreed upon in this contract by bank deposit and/or electronic transfer.

"THE CLIENT" will have a maximum of 2 business days to notify "FÍNAMO" of the change of account where the debit will be made, agreeing to sign again an authorization form to carry out said domiciled charge.

In this regard, it is reiterated "THE CLIENT's" obligation to pay "FÍNAMO" on the dates and for the amounts described in the Annex "Amortization Table", in any of the aforementioned forms and/or places.

NINTH.- EARLY AND ADVANCED PAYMENTS.- "FÍNAMO" commits to accepting early payments of the credits whenever "THE CLIENT" requests it, provided "THE CLIENT" is up to date with the due payments, and the amount of the early payment is equal to or greater than the payment due for the corresponding period. Payments made by "THE CLIENT" before the due date shall be considered as early payments, and there will be no penalty, commission, or additional cost for "THE CLIENT" if it decides to make any early payment of the credit at any time during its term.

When "THE CLIENT" requests to make early payments, "FÍNAMO" will inform it of the Outstanding Balance. This information will be provided in writing if the early payment is made at any of its branches or alternatively by telephone.

Early payments will be applied exclusively to the Outstanding Capital Balance. If the amount of the early payments is not sufficient to fully amortize the Outstanding Balance, "FÍNAMO" must reduce the amount of the outstanding periodic payments, unless they agree with "THE CLIENT" to decrease the number of payments to be made. In both cases, "FÍNAMO" must calculate the amount of interest to be accrued based on the new Outstanding Balance.

Each time "THE CLIENT" makes an early payment, "FÍNAMO" must provide a receipt for such payment. In the case of early payments equal to the Outstanding Balance, "FÍNAMO," in addition to the payment receipt, must provide or make available to "THE CLIENT" the account statement or document confirming the end of the contractual relationship and the absence of debts arising exclusively from said relationship, within 10 (ten) business days from the date the debts were paid or on the next cut-off date.

The parties agree that if "THE CLIENT" has made payments and once its debt has been settled, if there is a balance in its favor, this amount will be refunded and made available at "FÍNAMO's" offices so that "THE CLIENT" can choose the method for receiving or disposing of the balance in its favor.

Advanced Payments: "FÍNAMO" may receive Advanced Payments to apply them to cover immediate periodic payments of the Credit, provided there is a written request from "THE CLIENT." When the payment amount exceeds that which must be covered in a period, "THE CLIENT" must authorize that the resources delivered in excess of its due obligations not be applied to the early payment of the principal, but as advanced payments, through a handwritten document including the following legend: "The User authorizes that the resources delivered in excess of its due obligations not be applied to early payments of the principal but rather be used to cover in advance the immediate periodic payments of the Credit."

When "FÍNAMO" receives payment not yet due for the Period or lower amounts, the aforementioned written document will not be necessary.

Each time "THE CLIENT" makes an early payment, "FÍNAMO" will provide or make available to it the account statement or document confirming the early payment.

"FÍNAMO" must report to credit information agencies that the account is closed with no outstanding debts within the period established by the Law for Regulating Credit Information Agencies.

Upon termination of the contract, if there is a balance in favor of "THE CLIENT," it will be returned to it on the date the relationship ends, and if "THE CLIENT" does not go to the branch, "FÍNAMO" will inform it that the balance is available, and it will be returned through a counter payment.

When the termination of the contract is through another "Financial Entity," it will settle "THE CLIENT's" debt according to the information provided by "FÍNAMO," and once the debts are settled, the latter waives all remaining collection rights that may subsist after the cancellation.

TENTH.- ORDER OF PRECEDENCE.- The parties mutually agree to establish the following order of precedence in the payment of the granted credit, commissions, interests, and other charges agreed upon in this contract:

1.	VAT Commissions.
2.	Commissions.
3.	Other expenses and costs derived from this contract if applicable.
4.	Default Interest.
5.	Overdue Ordinary Interest.
6.	Overdue Principal.
7.	Current Ordinary Interest.
8.	Current Principal.

ELEVENTH.- DUE DATE ON NON-BUSINESS DAY.- All payments that "THE CLIENT" must make to "FÍNAMO" under this contract shall be made on the due date or payment date as stipulated in the Annex "Amortization Table" of this contract, without the need for prior request or collection.
On the other hand, in the event that the payment obligation coincides with a non-business banking day, both for the payment of interest and capital and for any other concepts, "THE CLIENT" must make the payment on the next banking business day, without any commissions or penalties being applicable.

CHAPTER TWO, NON-FINANCIAL CLAUSES"

TWELFTH: GUARANTEE CONSTITUTION. "THE CLIENT" undertakes to establish a fiduciary guarantee to secure the payment obligations provided for in this contract, in terms of what is established in Annex "Fiduciary Guarantee". The fiduciary guarantee must be granted on terms satisfactory to "FÍNAMO" and must be executed simultaneously with the granting of the credit under this contract. Said fiduciary guarantee shall contain usual terms and conditions for this type of transactions, which shall be regulated in the corresponding fiduciary guarantee.

THIRTEENTH: GUARANTEE INSURANCE. "THE CLIENT" must contract insurance by itself or through the trustee of the fiduciary guarantee within 30 (thirty) days following the commencement of construction or work on the property subject to the fiduciary guarantee. The insurance must cover, among other risks: Risk against damages caused by fires, explosions, floods, earthquakes, tempestuous winds, hail, cyclones, hurricanes, falling trees, or damages caused by malicious persons, as well as any other provision for this type of transactions regulated in the fiduciary guarantee. Any other matter related to the insurance of the fiduciary guarantee shall be regulated in its trust so that the trustee and other related parties thereof become aware or undertake to contract the obligations requested by "FÍNAMO" for this type of transactions.

FOURTEENTH: JOINT LIABILITY. "THE JOINT OBLIGOR" to respond to the fulfillment of each and every one of the obligations that "THE CLIENT" assumes before "FINAMO" in this contract and consequently the total payment of the credit, ordinary and default interests, accessories, commissions, expenses and costs in case of trial and other obligations that result to the charge of "THE CLIENT" and in favor of "FÍNAMO", subscribes with such character this instrument under the terms of articles 1987 AND 1988 of the Federal Civil Code. The joint liability granted in this clause shall be subject to the suspensive condition that, within a period of 90 (ninety) natural days following the execution of this contract, the substitute guarantees presented by "THE CLIENT" to "FÍNAMO" are sufficient or satisfactory to replace the joint liability granted in this contract. In case the substitute guarantees are satisfactory to "FÍNAMO", the joint liability shall have no effects under this contract and "THE CLIENT" undertakes, within a reasonable period agreed with "FÍNAMO" but not less than 90 natural days, to perfect the necessary acts to grant such substitute guarantees. The joint liability established in this clause shall subsist until "FÍNAMO" is fully paid all that is owed to it for the obligations contracted by "THE CLIENT".

FIFTEENTH: CONTRACT MODIFICATIONS. "FÍNAMO" reserves the right to make modifications to the terms and conditions of the content of this contract, in sections not related to payment, commissions, interests, or guarantees, by giving notice with 90 natural days in advance of the date on which the modifications become effective, through the email provided by "THE CLIENT". In the event that "THE CLIENT" does not agree with the proposals made known by "FÍNAMO", it may request the early termination of the contract within 90 days following the notice referred to in the first paragraph of this clause, without any liability on its part and under the conditions prior to the modification proposed to it. Once the period mentioned in the previous paragraph has elapsed, without "FÍNAMO" having received any communication from "THE CLIENT" regarding the proposed modifications made, they shall be deemed accepted.

SIXTEENTH: INSPECTION.** "FÍNAMO" directly or through third parties may carry out inspections of "THE CLIENT's" company regarding its accounting, request data, documents, carry out appraisals of "THE CLIENT's" assets when it deems it necessary, to ensure the correct application and management of the credit, as well as to ensure the good condition and functioning of the guarantees granted in this contract, as well as compliance with all the obligations of "THE CLIENT" established herein, "THE CLIENT" being obliged to grant all necessary facilities for this purpose.

SEVENTEENTH: OBLIGATIONS TO BE PERFORMED BY "THE CLIENT".** "THE CLIENT" shall have the following obligations to perform against "FÍNAMO":

A) Pay the credit in the time, place, and manner agreed upon in this contract.
B) Use the amount of the credit for the purpose for which it was granted.
C) Deliver to "FÍNAMO" updated Financial Statements at the end of the last financial year and the last partial one, 15 days in advance, prior to the date of each anniversary of the credit and as long as it is in force, counted from the date of origination of this instrument.
D) Request authorization from "FÍNAMO" to make any modification or conditioning to the guarantees granted, of which "FÍNAMO" at this time reserves the right to grant or not said authorization.
E) Contract insurance with the widest possible coverage to ensure the subsistence of the granted guarantee and keep the policy valid until the termination of this contract as long as there is an obligation to contract insurance for starting works on the Project.
F) Notify any change of address. "THE CLIENT" must notify "FÍNAMO" no later than 10 business days prior to their change of address, at the email address finamo@finamo.mx.

G) Maintain in optimal condition of use and operation and provide maintenance to the guarantee or guarantees granted.
H) In the case of fiduciary guarantees, be current on the payment of the property tax known as "predial."
I) Allow at all times during the term of this contract access and necessary facilities for "FÍNAMO" to review the status of the guarantees granted.
J) Comply with all obligations stipulated in this contract.
K) Comply with all obligations required by law.
L) In the case of domiciled payment, notify "FÍNAMO" of the change of bank account within a term not exceeding 2 business days after having made it and sign the new direct debit authorization.
M) Provide, at any time, the information requested by "FÍNAMO" for the purpose of corroborating the identification of "THE CLIENT" and any other information derived from this contract.
N) Accrediting within a term of 15 natural days to be complying with all the obligations described above when requested by "FÍNAMO".

In the event that "THE CLIENT" fails to comply with any of the aforementioned obligations, "FÍNAMO" may request the early termination of this credit contract, and consequently, request the execution of the guarantee that has been stipulated, understanding that "THE CLIENT" will have a period of at least 30 natural days to remedy any breach under the contract.

EIGHTEENTH: CONTRACT CANCELLATION. "THE CLIENT" has a period of up to 10 (ten) business days following the signing of the Contract to cancel it without any liability, provided that they have not disposed of the requested amount.

NINETEENTH: ACCOUNT STATEMENTS The parties agree that "FÍNAMO" will make the credit statement available to "THE CLIENT" semi-annually, for which "THE CLIENT" authorizes it to be sent via email, stating under oath that it is the one declared in point II.6 of the "THE CLIENT" Declarations section of this contract. This replaces the obligation to send it to their home address, understanding that "THE CLIENT" may request the statement to be sent to their address at any time.

For the same purposes, "THE CLIENT" may go to the nearest "FÍNAMO" office.

TWENTIETH - CLARIFICATIONS, CONSULTATIONS, COMPLAINTS, AND DEFENSE OF THE FINANCIAL SERVICES USER.** For the resolution of any consultation, clarifications, and complaints, "THE CLIENT" may go to the complaints handling unit of "FÍNAMO" located at Alfonso G. Calderón Velarde No. 2656-11, first floor, Desarrollo Urbano Tres Ríos C.P., Culiacán, Sinaloa; C.P. 80020. Telephone 01-800-134-62-66, unidadespecializada@finamo.mx.

"THE CLIENT" has a period of 90 (ninety) natural days counted from the event that originated it or from the date of interest calculation, in case it concerns information reflected in the statement, to present any clarification or complaint. Once the clarification request is received, "FÍNAMO" has a maximum period of 45 (forty-five) days to deliver to "THE CLIENT" the corresponding report, attaching a simple copy of the document or evidence considered for the issuance of said report, based on the information that, according to the applicable provisions, must be in its possession, as well as a detailed report responding to all the facts contained in the request submitted by "THE CLIENT".

The aforementioned report and report must be made in writing and signed by personnel of "FÍNAMO" authorized for this purpose. In the event that, according to the report issued by "FÍNAMO", the collection of the respective amount is deemed appropriate, "THE CLIENT" must make the payment of the amount due, including ordinary interests as agreed, without the collection of default interests and other accessories generated by the suspension of the payment made in accordance with the applicable provisions. Within the period of 45 (forty-five) natural days from the delivery of the report referred to in the previous paragraph, "FÍNAMO" is obliged to make available to "THE CLIENT" all the documentation and information that, according to the applicable provisions, must be in its possession and that is directly related to the clarification request in question, without including data corresponding to operations related to third parties.

In any case, "THE CLIENT" must exhaust the authentication procedures requested by "FÍNAMO". Any clarification, complaint, or consultation must be made in writing and sent to "FÍNAMO" at its address or by the means instructed.

In terms of Article 23 of the Law for Transparency and Ordering of Financial Services, the attention procedure provided therein is transcribed, to which "FÍNAMO" is subject:

I. When the Client does not agree with any of the movements appearing in the respective statement or in the electronic, optical, or any other technology media that have been agreed upon, they may submit a clarification request within the period of ninety natural days counted from the cut-off date or, as the case may be, from the execution of the operation or service.

The respective request may be submitted to the branch where the account resides, or alternatively, to the specialized unit of the institution concerned, by written letter, email, or any other means by which its reception can be reliably verified. In all cases, the institution will be obliged to acknowledge receipt of such request. Regarding amounts owed by the Client disposed of through any mechanism determined by the National Commission for the Protection and Defense of Users of Financial Services in general provisions, the Client shall have the right not to make the payment whose clarification is requested, as well as any other amount related to said payment, until the clarification is resolved in accordance with the procedure referred to in this article;

Once the clarification request is received, the institution shall have a maximum period of forty-five days to deliver to the Client the corresponding verdict, attaching a simple copy of the document or evidence considered for the issuance of said verdict, based on the information that, according to the applicable provisions, must be in its possession, as well as a detailed report responding to all the facts contained in the request submitted by the Client. In the case of claims related to operations carried out abroad, the deadline provided in this paragraph shall be up to one hundred and eighty natural days.

The aforementioned verdict and report must be made in writing and signed by personnel of the institution authorized for this purpose. In the event that, according to the verdict issued by the institution, the collection of the respective amount is deemed appropriate, the Client must make the payment of the amount due, including ordinary interests as agreed, without the collection of default interests and other accessories generated by the suspension of the payment made in terms of this provision;

Within the period of forty-five natural days counted from the delivery of the verdict referred to in the previous fraction, the institution shall be obliged to make available to the Client in the branch where the account resides, or alternatively, in the specialized unit of the institution concerned, the file generated with respect to the request, as well as to integrate in it, under its strictest responsibility, all the documentation and information that, according to the applicable provisions, must be in its possession and that is directly related to the clarification request in question and without including data corresponding to operations related to third parties;

In the event that the institution does not provide a timely response to the Client's request or does not deliver the verdict and detailed report, as well as the documentation or evidence referred to above, the National Commission for the Protection and Defense of Users of Financial Services shall impose a fine as provided in fraction XI of Article 43 of this Law for an amount equivalent to that claimed by the Client in terms of this article, and

Until the clarification request in question is resolved in accordance with the procedure set forth in this article, the institution may not report as overdue the amounts subject to said clarification to credit information companies.

The foregoing is without prejudice to the right of Clients to go to the National Commission for the Protection and Defense of Users of Financial Services or to the corresponding judicial authority in accordance with the applicable legal provisions, as well as the sanctions that must be imposed on the institution for non-compliance with the provisions of this article. However, the procedure set forth in this article shall be without effect from the moment the Client files their complaint with the judicial authority or conducts their claim within the terms and deadlines of the Law for the Protection and Defense of Financial Services Users.”

Likewise, you are informed of the CONDUSEF (National Commission for the Protection and Defense of Financial Services Users) contact details: I) Toll-free Telephone Service Center: 01-800-999-80-80, II) email asesoria@condusef.gob.mx, and III) website www.condusef.gob.mx. If "THE CLIENT" files a lawsuit with the judicial authority or conducts their claim under the Law for the Protection and Defense of Financial Services Users, the clarification procedure previously provided will be voided from the filing of the lawsuit or claim.

TWENTY-FIRST: CLAUSE TITLES.- The titles of the clauses appearing in this instrument have been included solely to facilitate their reading and therefore do not define or limit their content. For the interpretation of this instrument, only the content of its statements and clauses shall be taken into account, and in no way shall the title of these clauses be considered.

TWENTY-SECOND: PRINCIPLE OF GOOD FAITH.-The parties enter into this contract, with the total absence of causes of non-existence and nullity, recognizing each other's reciprocal and indisputable personality and legitimacy to enter into this contract.

TWENTY-THIRD: EARLY MATURITY AND EARLY TERMINATION OF THE CONTRACT.- "FÍNAMO" may declare this contract matured prematurely, without the need for judicial declaration, when the following circumstances occur:
A).- The lack of payment by "THE CLIENT" in favor of "FÍNAMO", of one or more installments to repay the credit on the date, form, and/or place agreed upon in this contract.
B).- For not investing the amount of the granted credit "THE CLIENT" for the activity described in Chapter ONE of Clause THIRD of this contract; or for not proving such investment.
C).- When "THE CLIENT" fails to comply with the obligations stipulated in this contract.
D).- If any information provided to "FÍNAMO" by "THE CLIENT" under the terms of this contract turns out to be false, incorrect, incomplete, or misleading.
E).- If "THE CLIENT" incurs additional debt that implies a risk in meeting its payment obligations with "FÍNAMO" or causes a loss in its financial situation.
F).- Those established by law.

"THE CLIENT" may request at any time the early termination, having to cover in its case and in the agreed terms, the total amount of the debt, including all financial accessories that it would have generated up to the date on which the early termination of the contract is requested, for which the presentation of a written request at any "FÍNAMO" office will suffice; once "FÍNAMO" receives the notice from "THE CLIENT", it must inform them no later than the following day of the outstanding balance by the requested means and make it available within the next 5 days at its offices. The early payment will never be for an amount less than the payment that must be made in the corresponding period.

In case of total debt liquidation, "FÍNAMO" will make available to "THE CLIENT" the document stating the end of the contractual relationship and the absence of debts within ten business days from the date the debts have been paid and will report to credit information companies that the account is closed with no outstanding debt within the next five business days. If "THE CLIENT" does not request the early termination of the contract from "FÍNAMO" and makes the payment of the entire granted credit, as well as the generated accessories, "FÍNAMO" will deliver the document stating the end of the contractual relationship and the absence of debts within ten business days from the date the payment has been made.

TWENTY-FOURTH: ASSIGNMENT OF RIGHTS.- "THE CLIENT" expressly authorizes "FÍNAMO" to transmit, endorse, assign, discount, or in any other way negotiate partially or totally the contracts and promissory notes that document this transaction, to any national or foreign source of financing, under the modalities and for the purposes that are most convenient for "FÍNAMO", including all accessory rights, also manifesting "THE CLIENT" their willingness to recognize to those to whom the aforementioned rights are transmitted or endorsed or assigned, the same rights that correspond to "FÍNAMO", without further requirements than notifying "THE CLIENT", regarding the Assignment, in terms of the applicable legal provisions "THE CLIENT" may not assign the rights and obligations that correspond to them under this contract, without the prior written consent of "FÍNAMO" and the execution of the corresponding agreement.

TWENTY-FIFTH: SEVERABILITY.- If any provision of the CONTRACT is found to be invalid, illegal, or unenforceable by a competent court in accordance with the terms of this contract, such provision shall be deemed "not set" and consequently, declared null; provided that the remaining provisions of the CONTRACT shall not be invalidated.

TWENTY-SIXTH: WAIVER OF CLAIM.- The failure of "FÍNAMO" or "THE CLIENT" to claim at any instance in the strict execution of any of the obligations arising from the execution of this contract shall not be interpreted as a waiver of the right to claim.

TWENTY-SEVENTH: JURISDICTION AND COMPETENCE.- The parties agree to submit to the applicable legislation in Mexico and to the jurisdiction and competence of the Courts of Mexico City, Mexico, therefore waiving any other jurisdiction that by law or domicile present or future of the parties could grant them.
This Contract is entered into by the Parties on April 9, 2024.
[Signatures page follows]

FINAMO AND/OR THE LENDER

ADMINISTRADORA DE SOLUCIONES, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, SOCIEDAD FINANCIERA DE OJECTO MULTIPLE, NON-REGULATED ENTITY, represented in this act by its LEGAL REPRESENTATIVE RODRIGO TREJO SIERRA.

AUTOGRAPH SIGNATURE

THE CLIENT AND/OR ACCREDITED
MURANO P.V., VARIABLE CAPITAL LIMITED COMPANY
Represented in this act by her attorney MARCOS SACAL COHEN

AUTOGRAPH SIGNATURE

SOLIDARITY OBLIGATOR
ELÍAS SACAL CABABIE

AUTOGRAPH SIGNATURE

§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§
In the City of Monterrey, Nuevo León, United Mexican States; On the 25th-twenty-fifth day of April, 2024, the undersigned, LIC. RODRIGO SALVADOR ALANIS LAMBRETON, with Federal Tax Registry Number AALR731224-DH2, by my own rights herein indicating as conventional address at Mariano Escobedo Sur, number 136- one hundred thirty-six, Colonia Centro, Monterrey, Nuevo León, C.P. 64000, Mexico and under oath to tell the truth, and in my capacity as SWORN EXPERT TRANSLATOR AND INTERPRETER IN THE LANGUAGE ENGLISH-SPANISH, SPANISH-ENGLISH authorized by the Federal Judicial Branch, with the identification number 017//2022, I DECLARE the following:

SOLE. -THAT, TO THE BEST OF MY KNOWLEDGE, THIS DOCUMENT CONSISTING OF (17) SEVENTEEN PAGES INCLUDING THIS ONE, IS A TRUE AND ACCURATE TRANSLATION FROM ITS ORIGINAL SPANISH VERSION INTO ENGLISH.

The foregoing, for all legal purposes that may arise and at the request of the interested party(ies).

"I Attest, Under Oath"

LIC. RODRIGO SALVADOR ALANIS LAMBRETON
SWORN TRANSLATOR AUTHORIZED ID: 0017/2022 by the
Mexican Federal Judicial Branch
rodrigo@traductormx.com / +52 (81) 1790-6313
Mariano Escobedo Sur No. 136
Colonia Centro, Monterrey, N.L.
C.P. 64000, Mexico
My commission expires on December 31st., 2024.